Exhibit 15

May 2, 2018

Wyndham Worldwide Corporation
22 Sylvan Way
Parsippany, New Jersey 07054

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim condensed consolidated financial information of Wyndham Worldwide Corporation and subsidiaries for the three-month periods ended March 31, 2018 and 2017, as indicated in our report dated May 2, 2018 (which included an explanatory paragraph regarding the retrospective adjustment for a change in the Company's method of accounting for revenue from contracts with customers under Financial Accounting Standards Board Accounting Standards Codification 606, Revenues from Contracts with Customers). As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, is incorporated by reference in Registration Statement No. 333-136090 on Form S-8 and Registration Statement No. 333- 223859 on Form S-3.
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP
Parsippany, New Jersey

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